EXHIBIT 10.1

AGREEMENT BETWEEN
MASCOTA RESOURCES CORP.

AND

THE SHAREHOLDERS OF
GREAT NORTHERN PROPERTIES, INC.

AGREEMENT RELATING TO ACQUISITION OF
GREAT NORTHERN PROPERTIES, INC.

THIS AGREEMENT, made this 20th day of November, 2017, by and between Mascota Resources Corp. (MRC) and the undersigned shareholders (the “Shareholders”) of Great Northern Properties, Inc. (GNP), is made for the purpose of setting forth the terms and conditions upon which MRC will acquire all of the outstanding shares of GNP.

In consideration of the mutual promises, covenants, and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I
ACQUISITION OF GNP

1.01 Subject to the terms and conditions of this Agreement, MRC agrees to issue, and the Shareholders agree to accept, 250,000 shares of MRC’s restricted common stock, as well as promissory notes (in the form of Exhibit A) in the principal amount of $50,000 in consideration for all of the issued and outstanding shares of GNP.  The shares and notes will be issued as follows:

Name	Shares	Principal Amount of Note

Cliff Thygesen	112,500	$22,500
Stephen Calandrella	112,500	$22,500
Jerry Lewis	25,000	$ 5,000

ARTICLE II
REPRESENTATIONS AND WARRANTIES

The Shareholders represent and warrant to MRC that:

2.0l Organization.  GNP is a company duly organized, validly existing, and in good standing under the laws of Alaska, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.  No person has the right to acquire any shares of the capital stock of GNP.  There are no voting trusts or other agreements or understandings to which GNP is a party with respect to the holding, voting or disposing of the capital stock of GNP.  GNP has 1,000,000 outstanding shares of common stock, all of which are owned by Lewis.  These shares are free of any lien or encumbrance.

2.02 Compliance with Laws.  GNP has complied with, and is not in violation of, applicable federal or local statutes, and regulations affecting its properties or the operation of its business including but not limited to federal and state securities laws.

2.03 Litigation.  GNP is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of GNP threatened, against or affecting GNP or its business, assets, or financial condition.  GNP is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  GNP is not engaged in any legal action to recover moneys due to GNP or damages sustained by GNP.

2.04 Ability to Carry Out Obligations.  The Shareholders have the right, power, and authority to enter into, and perform their obligations under, this Agreement.  The execution and delivery of this Agreement by the Shareholders and the performance by the Shareholders of their obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, mortgage, operating agreement or other agreement to which the Shareholders or GNP is a party, or by which they may be bound, nor will any consents or authorizations of any party be required; (b) an event that would permit any party to any agreement to terminate it or to accelerate the maturity of any indebtedness or other obligation of GNP; or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of GNP or would create any obligation for which GNP would be liable.

2.05 Assets.  GNP’s sole asset is the property located at Sunny Acres, Block 4, Lot 10, Lot 11, E2, Anchorage, Alaska.  GNP has good and marketable title to this property and owns this property free of all liens and encumbrances.

MRC represents and warrants to GNP and the Shareholders that:

2A. Organization.  MRC is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.  MRC has 3,890,750 outstanding shares of common stock.  No person has the right to acquire any shares of the capital stock of MRC.  There are no voting trusts or other agreements or understandings to which MRC is a party with respect to the holding, voting or disposing of the capital stock of MRC.

2B. Compliance with Laws.  MRC has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business, including but not limited to federal and state securities laws.

ARTICLE III
REMEDIES

3.01 Arbitration. Any dispute in any way involving this Agreement will be settled through binding arbitration in accordance with the Commercial Rules of the American Arbitration Association in Denver, Colorado.

3.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE IV
MISCELLANEOUS

4.01 Captions and Headings.  The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

4.02 No Oral Change.  This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by all parties hereto.

4.03 Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, convenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

AGREED TO AND ACCEPTED as of the date first above written.

MASCOTA RESOURCES CORP.

By: /s/ Dale Rasmussen
      Dale Rasmussen, Chief Executive Officer

SHAREHOLDERS OF GREAT NORTHERN PROPERTIES, INC.

/s/ Cliff Thygesen
Cliff Thygesen

/s/ Stephen Calandrella
Stephen Calandrella

/s/ Jerry  Lewis
Jerry Lewis

EXHIBIT A

PROMISSORY NOTE
(Commercial)

U.S. $_________                                                                                                            November 10, 2017

FOR VALUE RECEIVED, Mascota Resources Corp. (Borrower) promises to pay to ____________ or other, (Note Holder) the principal sum of $__________ U.S. Dollars, with interest on the unpaid principal balance from the date of this Note until paid, at the rate of 6% per annum.

This Note, together with all accrued but unpaid interest, shall be due and payable on the first to occur of the following:

●	October 31, 2022; or

●	the date the property located at Sunny Acres Block 4, Lot 10, Lot 11, E2 Anchorage, Alaska is sold.

Principal and interest shall be payable at 3707 Woodland Dr. Ste 2, Anchorage, AK 99517, or such other place as the Note Holder may designate.

Payments received for application to this Note shall be applied first to the payment of costs and expense of collection and/or suit, if any, second to the payment of accrued interest specified above, and the balance applied in reduction of the principal amount hereof.

If this Note is not paid when due, the Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys’ fees.

Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty.

Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity.

Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by first-class U.S. mail, addressed to Borrower at the Borrower’s address stated below, or to such other address as Borrower may designate by notice to the Note Holder.  Any notice to the Note Holder shall be in writing and shall be given and be effective upon (1) delivery to Note Holder or (2) by mailing such notice by first-class U.S. mail, to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as Note Holder may designate by notice to Borrower.
MASCOTA RESOURCES CORP.

By /s/ Dale Rasmussen____________________
          Dale Rasmussen, Chief Executive Officer

ADDRESS OF BORROWER

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